EXHIBIT INDEX

(11) Opinion and Consent of Counsel as to the legality of the securities being registered.

(14)(a)   Independent Auditors' Consent as to AXP Growth Series, Inc.

(14)(b)   Independent Auditors' Consent as to AXP Market Advantage Series, Inc.

(17)(e) Annual Report, dated Sept. 29, 2003 for the period ended July 31, 2003, for AXP Large Cap Equity Fund.

(17)(f)   Prospectus, dated March 31, 2004, for AXP Blue Chip Advantage Fund.

(17)(g) Statement of Additional Information, dated March 31, 2004, for AXP Blue Chip Advantage Fund.

(17)(h) Annual Report, dated March 31, 2004, for the period ended Jan. 31, 2004, for AXP Blue Chip Advantage Fund.

(17)(i) Semiannual Report, dated Jan. 31, 2004 for the same period ended, for AXP Large Cap Equity Fund.

(17)(l) Annual Report, dated Sept. 29, 2003 for the period ended July 31, 2003, for AXP Research Opportunities Fund.

(17)(o) Semiannual Report, dated Jan. 31, 2004, for the same period ended, for AXP Research Opportunities Fund.